Exhibit 99.1

News Release

Southeastern Banking Corporation Reports Fourth Quarter and Year-End 2009 Earnings Results

DARIEN, GA, March 23, 2010/ — Southeastern Banking Corporation (OTC Bulletin Board: SEBC) today announced its earnings results for the quarter and year ended December 31, 2009, compared to the corresponding periods last year.

•	A net loss approximating $281,000 was recognized for the 2009 fourth quarter, compared to a $75,000 net loss for the 2008 fourth quarter.

•	For the year, net income approximated $734,000, down 79% or $2,816,000 from 2008. On a per share basis, net income declined $0.89 to $0.23 in 2009 from $1.12 in 2008.

Major variances in the 2009 comparative results included:

•	$1,418,000 reduction in net interest income due to comparative asset sensitivity, margin compression and increase in nonaccrual loans;

•	$4,542,000 increase in the provision for loan losses to address loan quality issues;

•	$0 other-than-temporary impairment loss on corporate debt security in 2009 versus $1,025,000 in 2008;

•	$613,000 increase in FDIC assessment charges; and

•	$1,842,000 reduction in income tax expense.

Form 10-K to be filed with the Securities & Exchange Commission (SEC) will contain additional details on these and other variances.

Southeastern Banking Corporation (the Company), with assets of $421 million, is a financial services company with operations in southeast Georgia and northeast Florida. Southeastern Bank (SEB), the Company’s bank subsidiary, offers a full line of commercial and retail services to meet the financial needs of its customer base through its seventeen branch locations and ATM network. Services offered include traditional deposit and credit services, long-term mortgage originations, and credit cards. SEB also offers 24-hour delivery channels, including internet and telephone banking, and provides insurance and investment brokerage services. The Company is headquartered in Darien, Georgia. More information on the Company and its subsidiary can be obtained through SEB’s website at www.southeasternbank.com or through periodic filings with the SEC at www.sec.gov.

Media Contact:  Alyson G. Beasley, Vice President & Treasurer, Southeastern Banking Corporation at 912.437.4141.